Exhibit 10.2
SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (“Agreement”) is made and entered into effective October 1, 2008 by and between XATA Corporation (“XATA”, or the “Company”) and James Griffin (“Employee”). This Agreement establishes certain payment provisions upon Employee’s separation of employment with XATA under the identified circumstances and supersedes that Severance Agreement dated March 1, 2007 between the parties.
     1. Termination and Severance
     XATA and Employee agree that effective October 1, 2008 Employee’s employment will be terminated and XATA will pay the following benefits, subject to the terms hereof:
(i)	pay Employee as severance pay each month for twelve (12) consecutive months his monthly base salary in effect at the time of separation, less customary withholdings, and according to XATA’s ordinary payroll schedule (the “Severance Period”), and;

(ii)	pay Employee, according to XATA’s ordinary schedule, any bonus earned as of the date of this Agreement, and;

(iii)	reimbursement for outplacement services for a period of six (6) months not to exceed $10,000.00, and;

(iii)	if Employee timely elects to continue his group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, pay on Employee’s behalf the premiums for such coverage for the lesser of twelve (12) months or such time as Employee’s COBRA/continuation rights expire. Employee will be responsible for paying the same percentage of such premiums as he paid during his employment.
     This Agreement will be deemed terminated upon the death of the Employee. In the event of such termination, XATA shall pay only compensation earned through the date of termination provided, however, that Employee shall be entitled to all or a portion of any bonus due Employee pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.
     2. Cooperation
     During the severance period, Employee agrees to make himself available, at times and places reasonably agreed to by the parties, to assist in the transition of Employee’s duties.
     3. Employment with XATA
     If, during the Severance Period, Employee becomes re-employed with XATA, the severance payments set forth in Section 1 hereof shall cease. Employee shall be entitled to receive any remaining severance payments under the terms and conditions of that Severance Agreement, dated March 1, 2007, between the parties, which remaining payments shall be the maximum amount XATA shall be obligated to pay.
     4. Release. By signing below, Employee acknowledges that the severance payment and certain other valuable benefits described above in this Severance Agreement are in excess of those to which he would otherwise be entitled from XATA, including under its normal policies and benefit plans. In consideration of those payments and benefits, Employee, on behalf of Employee, Employee’s heirs, administrators, executors and assigns, hereby releases and discharges XATA, and all of its present and former subsidiaries, affiliates, parents, divisions, and successors, and its past, present and future directors, officers, employees and agents, trustees, insurers, attorneys, employee benefit plans, and their fiduciaries (collectively “the Company”), of and from any and all claims, suits, demands and causes of actions of any nature or kind whatsoever, whether in law or in equity, contract or tort, which Employee now has or has ever had up to the date of Employee’s signature on this Severance Agreement and Release, against any of them. This release includes claims pertaining to Employee’s employment at XATA or the termination of that employment, or any other event occurring prior to the date thereof and the acts of the Company agreed to by Employee in the Severance Agreement and Release. However, this release does not include claims that the law does not allow Employee to waive, claims that are not effectively waived, or claims that may arise after the date upon which Employee signs this Severance Agreement and Release.
Without limiting the foregoing, this release includes claims Employee may have up to the date of Employee’s signature on this Severance Agreement and Release for payment of wages, sick or vacation pay, commissions, or benefits; claims for discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (the “ADEA”), the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Sarbanes-Oxley Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82), or any other claims that Employee is allowed to waive and are hereby effectively waived under any federal, state or local law, regulation, executive order, common law or other source concerning civil rights, employment discrimination, employee benefits, wrongful discharge, breach of express or implied contract; breach of fiduciary duty; fraud or misrepresentation; claims for the ongoing payment of insurance premiums or insurance coverage; expense reimbursement; defamation; intentional or negligent infliction of emotional distress; breach of a covenant of good faith and fair dealing; promissory estoppel; negligence; any other claims for unlawful employment practices; or any other claims that arose prior to the date of execution of the Severance Agreement and Release, pertaining to or arising out of Employee’s employment or the termination of that employment, or the acts of the Company agreed to by Employee in the Severance Agreement and Release, or any other event, whether said losses are now known or hereinafter become known, including all present losses, and all future developments therefrom. If this release is held by a court to be inadequate to release a particular claim, the Release will remain in full force and effect with respect to all the rest of the claims discussed above.
     5. Miscellaneous
     Governing Law. This Agreement shall be governed and construed according to the laws of the State of Minnesota.

     Insurance. For the period from the date hereof through at least the second anniversary of Employee’s termination of employment from Company or XATA, Company and XATA agree to maintain Employee as an insured party on all directors’ and officers’ insurance maintained by the Company and XATA for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Employee with at least the same corporate indemnification as its officers.
     Successors. This Agreement is personal to Employee and Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by XATA and XATA shall require any successors or assigns to expressly assume and agree to perform XATA’s obligations under this Agreement.
     Modification. This Agreement supersedes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement, which are hereby revoked. The parties agree that this Agreement (a) is the entire understanding and agreement between the parties and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.
     IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

XATA Corporation

By:
Its:

James Griffin